Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001	Other	16,894,212	$0.561	$9,477,652.94	0.0001531	$1,451.03
		Total Offering Amounts				$9,477,652.94		$1,451.03
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fee Due						$1,451.03

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock issuable upon the conversion or exercise, of the Preferred Stock and Warrants, as applicable, offered hereby also include indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are based upon on a per share price of $0.561, the average of the high and low prices of the Registrant’s Common Stock on the NYSE American LLC on April 15, 2025.